EXHIBIT 10.10

AGREEMENT

This agreement (hereinafter referred to as the “AGREEMENT”) by and between New River Pharmaceuticals Inc., its predecessors, successors and assigns, a Virginia corporation having its principal place of business at The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141 (hereinafter “NEW RIVER”), and Innovative Technologies, L.L.C., its predecessors, successors and assigns, a Virginia corporation having its principal place of business at 15120 Industrial Park Road, Bristol, VA 24202-3710 (hereinafter referred to as “INNOVATIVE”), and Keith Latham, his heirs, estates, successors, and assigns, who resides at 799 Barclay Drive, Abingdon, VA 24210 (hereinafter referred to as “LATHAM”) (hereinafter referred to collectively as the “PARTIES” or individually as the “PARTY”) is entered into as of this 30th day of June, 2004 (hereinafter the “EFFECTIVE DATE”).

RECITALS

WHEREAS, NEW RIVER and INNOVATIVE and/or LATHAM are parties to previous contracts and other agreements including: a Settlement Agreement dated March 20, 2000; an Assignment dated the April 5, 2000; an Option Agreement dated the April 5, 2000; an Assignment of Technology and Trademark Transfer Agreement dated March 1, 1998; and a Technology and Trademark Transfer Agreement dated June 15, 1995;

WHEREAS, the PARTIES wish to modify certain terms of the CONTRACTS;

WHEREAS, the PARTIES also wish to set forth, consistent with applicable law, any and all inventorship claims of INNOVATIVE or LATHAM with regard to certain patents and pending applications that are being, or have been, prosecuted by NEW RIVER or that have been issued to NEW RIVER, as well as any future applications relating to the patents, the pending applications, or the subject matter claimed or disclosed in such patents or pending applications (hereinafter collectively referred to as “PATENT RIGHTS”); and

WHEREAS, INNOVATIVE and LATHAM desire to covenant never to commence, prosecute, or pursue any claim, demand or cause of action relating to any PATENT RIGHTS and/or CONTRACTS.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES agree as follows:

Article 1

PAYMENT; ROYALTY; LICENSES; CONTRACTS; PATENT RIGHTS

1.1      Payment to INNOVATIVE and LATHAM

1.1.1	As consideration for this AGREEMENT, NEW RIVER hereby agrees to pay the sum of Two Hundred Thousand Dollars ($200,000.00), by wire transfer to INNOVATIVE and LATHAM, jointly, upon execution of this AGREEMENT.

1.2      Royalty to INNOVATIVE and LATHAM

1.2.1	As additional consideration for this AGREEMENT, provided that INNOVATIVE and LATHAM are not then in breach of this AGREEMENT, NEW RIVER shall remit to INNOVATIVE and LATHAM, jointly, a royalty of One Percent (1%) of any NET SALES (as defined below) on any NEW RIVER PRODUCT (as defined below). However, NEW RIVER’S obligation to pay royalties to INNOVATIVE and LATHAM shall cease and be fully paid-up (i) when the aggregate of royalty payments to INNOVATIVE and LATHAM total One Million Dollars ($1,000,000.00), or (ii) on June 30, 2014, whichever shall first occur. The royalty payment under this Section shall be paid annually within Sixty (60) days following the end of the calendar year for which royalties are due.

1.2.2	Should a controlling interest of the stock of NEW RIVER or substantially all of the assets of NEW RIVER be acquired by a third party prior to June 30, 2014, and if the aggregate amount of One Million Dollars ($1,000,000.00) of royalties has not been paid to INNOVATIVE and LATHAM, NEW RIVER shall remit to INNOVATIVE and LATHAM the amount of One Million Dollars ($1,000,000.00) less the amount of any royalties already paid to INNOVATIVE and LATHAM pursuant to this Agreement.

1.2.3	NEW RIVER has no obligation to pay any royalty payments to INNOVATIVE and LATHAM in excess of One Million Dollars ($1,000,000.00), or to pay any royalty payments upon sales occurring after June 30, 2014, regardless of whether One Million Dollars ($1,000,000.00) in royalties has been paid as of that date.

1.2.4	NET SALES shall mean, with respect to a PRODUCT, the gross amount invoiced by NEW RIVER to unrelated third parties, including without limitation any sub-licensee, for the PRODUCT in the country, less:

(a) trade, quantity and cash discounts allowed;

(b) commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c) actual PRODUCT returns and allowances;

(d) that portion of the sales value associated with delivery systems;

(e) any tax imposed on the production, sale, delivery or use of the PRODUCT, including, without limitation, sales, use, excise or value added taxes;

(f) allowance for distribution expenses; and

(g) any other similar and customary deductions.

1.2.5	PRODUCT shall mean any NEW RIVER marketed drug product whether wholly owned by NEW RIVER or licensed in by NEW RIVER. However, in the event that the PRODUCT is subject to a third party royalty agreement, the calculation of the One Percent (1%) royalty due to INNOVATIVE and LATHAM shall be based only on NEW RIVER’s proceeds from the PRODUCT and not the aggregate proceeds for both NEW RIVER and any third party.

1.3      Licenses

1.3.1	As further consideration for this AGREEMENT, NEW RIVER hereby grants to INNOVATIVE and LATHAM a fully paid-up, irrevocable, non-exclusive, non-transferable, non-assignable, worldwide license in the FIELD A (as defined below) to make, use, sell, offer to sell, have made, and import products and methods embodying or made in accordance with the inventions claimed in the following applications or patents which may issue from the following applications: (i) U.S. 09/986,426, (ii) JP2000-603722, (iii) AU 37239/00, (iv) CA 2,367,042, (v) EP 00916076.3, (vi) PCT/US00/03717, (vii) PCT/US00/05693, (vi) 09/959,396, and (ix) U.S. 60/123,146. For purposes of this non-exclusive license, FIELD A shall be limited to (i) the development and commercialization of drug products for the treatment of Parkinson’s Disease, including formulations with Levo-Dopa, and (ii) the preparation of cell culture media.

1.3.2	As further consideration for this AGREEMENT, NEW RIVER also grants to INNOVATIVE and LATHAM a fully paid-up, irrevocable, non-exclusive, non-transferable, non-assignable, worldwide license in FIELD B (as defined below) to make, use, sell, offer to sell, have made, and import products and methods embodying or made in accordance with the invention as claimed in the following patents: U.S. Patent 5,767,227, (ii) U.S. Patent 5,910,569, and (iii) Canadian Patent 2,072,613. For purposes of this non-exclusive license, FIELD B shall be limited to thyroid hormone pathologies.

1.4      CONTRACTS

1.4.1	INNOVATIVE, LATHAM and NEW RIVER hereby agree to modify, and hereby do modify, the CONTRACTS such that INNOVATIVE and LATHAM forgo, relinquish and waive any and all rights and benefits INNOVATIVE and LATHAM had, have, or may have under the CONTRACTS and release NEW RIVER from any obligation it may have to INNOVATIVE and LATHAM under the CONTRACTS.

1.4.2	INNOVATIVE, LATHAM and NEW RIVER hereby agree that the modification of the CONTRACTS does not affect any rights that NEW RIVER had, has, or may have under the CONTRACTS and that any and all rights and benefits that NEW RIVER had, has, or may have under the CONTRACTS remain in full effect pursuant to the terms of the CONTRACTS, and does not effect any obligation that INNOVATIVE and LATHAM have to NEW RIVER under the CONTRACTS.

1.4.3	Nothing in this Agreement shall be deemed in any way to grant, transfer, or convey any license, right, or interest to INNOVATIVE or LATHAM in any patent or application falling within the definition of PATENT RIGHTS, except as expressly provided in Section 1.3.1 and 1.3.2.

1.4.4	INNOVATIVE and LATHAM acknowledge that there is a risk that, subsequent to the execution of this AGREEMENT, they will discover, incur or suffer claims that were unknown or unanticipated at the time this AGREEMENT was executed, and that arose from, or are based upon, or are related to the PATENT RIGHTS or CONTRACTS, which claims, if known upon execution of this AGREEMENT, might have materially affected their decision to execute this AGREEMENT. INNOVATIVE and LATHAM hereby expressly assume the risk of such unknown and unanticipated claims and agree that this AGREEMENT applies to and covers any and all such claims.

1.4.5	As consideration for this AGREEMENT, INNOVATIVE and LATHAM hereby fully and unconditionally release, acquit and discharge NEW RIVER from any and all claims, debts, actions, claims for relief, rights, damages, accountings of whatever nature, demands and liabilities, whether liquidated or unliquidated, contingent or non-contingent, known or unknown, foreseen or unforeseen, in any way arising out of the PATENT RIGHTS and/or CONTRACTS.

1.4.6	INNOVATIVE and LATHAM hereby agree that they will not in any way challenge or contest in any forum or in any manner the validity or the enforceability of any intellectual property rights of any patent or application falling within the definition of PATENT RIGHTS.

1.5      PATENT RIGHTS

1.5.1	The PARTIES expressly acknowledge that upon review of the PATENT RIGHTS, INNOVATIVE and/or LATHAM are inventors, consistent with applicable law, only with respect to patents or applications related to the PATENT RIGHTS identified as the following: (i) U.S. 09/986,426, (ii) JP2000-603722, (iii) AU 37239/00, (iv) CA 2,367,042, (v) EP 00916076.3, (vi) U.S. 5,910,569, (vii) U.S. 5,767,227, (viii) CA 2,072,613, (ix) PCT/US00/03717, (x) PCT/US00/05693, (xi) 09/959,396, and (xii) U.S. 60/123,146.

1.5.2	Notwithstanding the foregoing, if INNOVATIVE or LATHAM are determined by NEW RIVER, a court of competent jurisdiction, by the U.S. Patent and

Trademark Office, or foreign patent office to be inventors related to any patent or patent application relating to any of the PATENT RIGHTS, INNOVATIVE and LATHAM in consideration of the terms of this AGREEMENT, and other good and valuable consideration, receipt of which is hereby acknowledged, do hereby sell, assign and transfer unto NEW RIVER, its successors, assigns and legal representatives, our entire right, title and interest in and throughout the United States of America (including its territories and dependencies) and all countries foreign thereto in and to said improvements, said United States application, any other United States applications, including provisional, divisional, renewal, substitute, continuation, reexamination and reissue applications, based in whole or in part on said United States application or in whole or in part on said improvements, any foreign applications, including international and regional applications, based in whole or in part on any of the aforesaid United States applications or in whole or in part on said improvements, and in and to any and all letters patent, including extensions thereof, of any country which have been or may be granted on any of the aforesaid applications or on said improvements or any parts thereof.

1.5.3	INNOVATIVE and LATHAM hereby agree to execute without further consideration any further documents and instruments, to be prepared at New River’s sole expense, which may be necessary, lawful and proper for applications or patents within the definition of PATENT RIGHTS or in the preparation or prosecution of any continuing, substitute, divisional, renewal, reexamination or reissue application or in any amendments, extensions or interference proceedings, or other applications for patents of any region or country, that may be necessary to secure to NEW RIVER its interest and title in and to the PATENT RIGHTS or any parts thereof, and in and to said several patents or any of them.

1.5.4	INNOVATIVE and LATHAM further represent that they have not and will not grant any right, title, license, or interest to make, use, sell, have made, or offer to sell any product, method, or apparatus, covered by any patent or application falling within the definition of PATENT RIGHTS, to anyone except NEW RIVER. Further, INNOVATIVE and LATHAM represent that they have not and will not themselves make, use, sell, have made, or offer to sell any product, method, or apparatus, covered by any patent falling within the definition of PATENT RIGHTS, except as provided in Section 1.3.1 and 1.3.2.

1.5.5	If requested by NEW RIVER or required by applicable law, INNOVATIVE and LATHAM will authorize and request the Director of the United States Patent and Trademark Office to issue any and all letters patent which may be granted upon said United States applications, or upon said improvements or any parts thereof when granted, to NEW RIVER related to applications or patents within the definition of PATENT RIGHTS.

Article 2

MISCELLANEOUS

2.1      Neither INNOVATIVE nor LATHAM shall assign this AGREEMENT or any of the rights or obligations hereunder without the prior written consent of NEW RIVER and any attempted assignment shall be null and void. Subject to the obligations of NEW RIVER to INNOVATIVE and LATHAM hereunder, NEW RIVER may assign this AGREEMENT or otherwise transfer its rights in the licenses hereunder without the consent of INNOVATIVE or LATHAM.

2.2      This AGREEMENT constitutes the complete and exclusive statement of the agreement between the PARTIES, oral or written, relating to the subject matter of this AGREEMENT, and supersedes all prior agreements, negotiations, and understandings, oral or written, between the PARTIES relating to the subject matter of this AGREEMENT. This AGREEMENT can only be modified by a written agreement signed by both PARTIES.

2.3      The PARTIES agree that it is not the intention of any PARTY to violate any statutory or common law and that any provision of this AGREEMENT that is illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

2.4      Failure by any Party to enforce any provision of this AGREEMENT shall not be deemed a waiver of that provision or of any other provision of this AGREEMENT. Any claim of waiver of any right, obligation, term or condition of this AGREEMENT and any claim that any provision of this AGREEMENT has been modified or amended shall be null and void unless such waiver, modification or amendment is made in writing and signed by NEW RIVER and an authorized representative of INNOVATIVE and by LATHAM.

2.5      This AGREEMENT shall be construed and enforced in accordance with, and shall be governed by the laws of Virginia without giving any effect to the provision, policies or principles thereof relating to choice or conflict of laws.

2.6      This AGREEMENT shall be binding on, and inure to the benefit of, the PARTIES, their heirs, estates, successors and assigns.

2.7      The headings used in this AGREEMENT are not to be deemed part of this AGREEMENT, but are for convenience only and do not affect or limit the meaning of the language in a paragraph.

2.8      The PARTIES shall notify each other in writing, by certified mail.

2.9      INNOVATIVE and LATHAM and their respective attorneys agree to keep confidential, and not to disclose to others, except to the their respective accountants and attorneys, the terms and conditions of this AGREEMENT or the content of any negotiations, conversations or discussions between either PARTY and its attorneys, that in any way relate to the settlement as set forth in this AGREEMENT.

2.10    INNOVATIVE, LATHAM and NEW RIVER shall be deemed to have drafted this AGREEMENT equally, such that neither the AGREEMENT as a whole nor any specific provision of it shall be construed against a PARTY under the rule of contract construction whereby contracts are construed against the drafter.

2.11    In executing this AGREEMENT, each member of each PARTY fully, completely and unconditionally acknowledges and agrees that (i) it has had an opportunity to consult with, and seek the advice of, counsel of duly licensed and competent attorneys and that it has executed this AGREEMENT after independent investigation, voluntarily and without fraud, duress or undue influence, and (ii) it fully understands the terms of this AGREEMENT and expressly consents that this AGREEMENT be given full force and effect according to each and every of its express terms and provisions.

2.12    This AGREEMENT will become binding and effective upon the exchange of facsimile copies of the required signatures. The PARTIES will thereafter exchange formal signed originals of the AGREEMENT for their permanent records.

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IN WITNESS WHEREOF, the PARTIES hereto have caused this AGREEMENT to be executed and signed by their duly authorized representatives on the day and year set forth below.

NEW RIVER PHARMACEUTICALS INC.

By:	/S/ RANDAL J. KIRK

Title:	CHAIRMAN/PRESIDENT/CEO

Date:	7/1/04

INNOVATIVE TECHNOLOGIES, L.L.C.

By:	/S/ KEITH R. LATHAM

Title:	MANAGING MEMBER

Date:	6/30/04

KEITH LATHAM

By:	/S/ KEITH R. LATHAM

Date:	6/30/04